                                                                     EXHIBIT 4.1



                          AMENDMENT TO RIGHTS AGREEMENT



         Amendment to Rights Agreement dated as of June 12, 1997, between ASSISTED LIVING CONCEPTS, INC., a Nevada corporation (the "Company"), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent"), effective as of November 8, 2000.


                                    RECITALS:

         A. On June 12, 1997, the Board of Directors of the Company adopted the Rights Agreement dated as of June 12, 1997.

         B. On November 8, 2000, the Board of Directors approved an amendment to the Rights Agreement to be effective as of November 8, 2000. Such amendment is set forth below.

         NOW, THEREFORE, for valuable consideration, given and received, the parties hereto agree as follows:


                                   AGREEMENTS:

         1. Incorporation of Recitals. Each Recital set forth above is incorporated into this Amendment to Rights Agreement as though fully set forth herein. Unless the context clearly provides otherwise, all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Rights Agreement.

         2. Amendment to Section 1. Section 1 shall be amended by adding a new subsection, Section 1.14, the definition of "Convertible Debentures," for purposes of the Rights Agreement, as amended:

         "Convertible Debentures" shall mean the Company's 6% convertible subordinated debentures due November 2002 and the Company's 5.625% Convertible Subordinated Debentures due May 2003.

         3. Amendment to Section 1.3. Section 1.3(ii)(A) shall be amended by inserting after subsection (ii)(A)(z) the following:

         "or (xx) up to $15,000,000 in principal amount of Convertible Debentures, including any securities issuable upon conversion thereof;".

         The parties acknowledge and understand that, as a result of the foregoing amendment, the acquisition of up to $15,000,000 "face value" of Convertible Debentures is not to be considered



Page 1 of 2 - AMENDMENT TO RIGHTS AGREEMENT securities "beneficially owned" for the purpose of calculating whether that Person is the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding.

         3. Full Force and Effect. Except as modified and amended as set forth herein, the Rights Agreement shall remain in full force and effect. In the event of any inconsistency between this Amendment to Rights Agreement and the Rights Agreement, this Amendment shall govern.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be executed effective as of the date above written.

Date:              , 2001              ASSISTED LIVING CONCEPTS, INC.
      -------------

                                       By:
                                          -------------------------------------
                                               Wm. James Nicol, Chairman

Date:              , 2001              AMERICAN STOCK TRANSFER & TRUST COMPANY


                                       By:
                                            -----------------------------
                                       Its:
                                            -----------------------------




Page 2 of 2 - AMENDMENT TO RIGHTS AGREEMENT